December 22, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Templeton Global Income Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 14 (a) (2) (2) of Form N-CSR of Templeton Global Income Fund dated December 22, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
San Francisco, California